Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG NAMES ALAN MICHELS EXECUTIVE VICE PRESIDENT

ENGLEWOOD, COLO. Dec. 9, 2004—CSG Systems International, Inc., (NASDAQ: CSGS) announced today that Alan Michels has been promoted to Executive Vice President of Global Software Services Division. Michels will continue to oversee the worldwide operations of the Global Software Services Division, including the account management, professional services, product management, product development and delivery organizations.

“Over the past two years, Alan has been instrumental in improving the quality of our software products and services,” Neal Hansen, chairman and chief executive officer of CSG Systems, said. “His leadership and support has translated into a solid and stable group of communications customers worldwide that have continued to turn to CSG for helping in growing their businesses rapidly and profitably.”

Michels joined CSG Systems in 2002. He has more than 28 years’ experience in leading technology and telecommunications companies.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

For More Information, Contact:

Carrie Schafer

CSG Systems

Tel: (303) 804-4075

Email: carrie_schafer@csgsystems.com

Liz Bauer

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com